Exhibit 10.1

March 16, 2006

Jeffrey M. Leiden, MD, PhD

196 Beach Road

Glencoe, Illinois  60022

Dear Jeff:

This letter will confirm our agreement with you relating to your departure from Abbott Laboratories (“Abbott”). As used in this Agreement, the term “Abbott” shall mean Abbott Laboratories and all of its subsidiaries and affiliates.

1.               Your last day of work for Abbott will be March 24, 2006 (the “Separation Date”). You hereby tender your resignation as an employee, officer and director of Abbott as of that date and as a director of TAP.

2.               a.     You agree that through September 30, 2007, you will not engage, directly or indirectly, in any activity (including but not limited to participation on profit or non-profit Boards), business or employment which is competitive with any businesses conducted by Abbott, or that were or are under consideration by Abbott. You agree to notify Abbott, in writing, of any intended activity, business or employment in which you propose to engage and the name and address of any other intended future employer. Abbott shall have the right to advise such person of your obligations hereunder. If you so request, Abbott will notify you, in writing, of whether it considers such activity, business or employment to be inconsistent with your obligations hereunder.

b.              You will not disparage, and will cause your attorneys, financial advisors and members of your immediate family not to disparage Abbott, its products, personnel or persons representing them with respect to business or personal matters. You will not engage in activities that negatively affect Abbott’s reputation or its ongoing or planned areas of operations, or its relationships with current or prospective customers and suppliers.

b.              You agree to cooperate with Abbott with respect to any charge, suit, investigation, claim or question arising regarding any matter of which you had knowledge during your employment with Abbott. Such cooperation will include, but not be limited to, appearance at depositions, assistance in responding to discovery demands and in preparing for trial, and appearance at trial. Abbott will reimburse you for all reasonable expenses, including travel expenses, incurred by you in providing such assistance.

c.               You agree to make reasonable efforts for an orderly business transition, and to maintain and protect the reputation of Abbott, and its affiliates, businesses, products and personnel. You agree to return all Abbott property in your possession, including without limitation, computers, blackberry, cellular telephones, fax machines, reports, files, memoranda, keys, identification cards, computer access codes, customer and client lists and other property or materials which you have prepared or to which you have had access, and you shall not retain any reproduction thereof.

d.              You agree to abide by the terms of your Abbott Employment Agreement.

3.               In exchange for the foregoing, Abbott agrees that it will cause all restrictions to lapse with respect to the 2002, 2004 and 2005 Restricted Stock Awards. You will forfeit in its entirety the 2006 Restricted Stock Award.

4.               In the event of your breach of the provisions of paragraph 2, Abbott’s obligations hereunder shall cease and you agree to promptly remit to Abbott all outstanding shares of restricted stock which vested to you from the 2002, 2004 and 2005 Restricted Stock Awards and/or the funds provided to you in connection with the sale thereof.

5.               Except as otherwise provided in paragraph 3, you will be entitled to benefits under existing Abbott employee benefit plans, in accordance with the terms of those plans, through your Separation Date.

6.               Except to the extent limited by subparagraph 7c and except for claims, demands, and causes of action (“Claims”) for the nonperformance of this Agreement, Abbott and you hereby forever waive, release and discharge each and the other, as well as the officers, directors, employees, agents and shareholders of Abbott, from liability, as follows:

a.               With respect to any and all Claims whatsoever, whether known or unknown, related to your employment by Abbott or your resignation and termination of employment, (i) you hereby forever waive, release and discharge Abbott and the officers, directors, employees, agents and shareholders of Abbott from liability from all such Claims or in the future may have, and (ii) Abbott hereby forever waives, releases and discharges you from all such Claims.

b.              With respect to all other Claims whatsoever, whether known or unknown, (i) you hereby forever waive, release and discharge Abbott and the officers, directors, employees, agents and shareholders of Abbott from liability from all such Claims you now have and (ii) Abbott hereby forever waives, releases and discharges you from liability from all such Claims Abbott now has.

Both parties agree not to attempt to assert any such Claims at any time.

7.               The following provisions are included in compliance with Section 7 of the Federal Age Discrimination in Employment Act of 1967. You are hereby advised of the following:

a.               You acknowledge that this Agreement is supported by consideration described in paragraph 3, to which you would not otherwise be entitled.

b.              The release and agreement not to sue contained in paragraph 6 apply to, among other things, any and all claims you have against Abbott under the Federal Age Discrimination in Employment Act.

c.               This Agreement shall not be deemed to waive any rights or claims relating to age discrimination arising after the date you sign this Agreement.

d.              You acknowledge that you have been given the opportunity to consult with attorneys of your choosing, financial advisors and members of your immediate family.

e.               You have 21 days from the date of your receipt of this Agreement to decide whether or not to sign it. You may take the entire 21 days to decide whether to sign this Agreement and the offer contained in this Agreement will remain open during that 21-day period.

f.                 You may revoke this Agreement, in writing, at any time within seven days after you sign it, and this Agreement will not become effective or enforceable until the eighth day following your signing of it.

g.              You acknowledge that you have not relied on any representation, written or oral, not set forth in this Agreement and that you have entered into this Agreement voluntarily and with full knowledge of its final and binding effect.

8.               You will be entitled to indemnification from Abbott to the same extent as other current or former directors and officers of Abbott. You also will be entitled to coverage under the directors and officers liability insurance coverage maintained by Abbott (as in effect from time to time) to the same extent as other current or former directors of Abbott; provided, however, that nothing in this paragraph 8 will be construed to require Abbott to continue to maintain any such directors or officers liability insurance coverage.

9.               If any portion of this Agreement should be ruled invalid, the balance of this Agreement shall continue in full force and effect.

10.         This Agreement shall be governed by, and construed in accordance with, the laws of Illinois, regardless of the laws that might otherwise apply under applicable conflicts of laws principle.

11.         This Agreement constitutes the complete understanding between you and Abbott relating to your departure and supersedes any and all prior agreements, promises, representations, or inducements. No promises or agreements made subsequent to the execution of this Agreement by these parties shall be binding unless reduced to writing and signed by authorized representatives of these parties. The Agreement regarding Change in Control dated June 20, 2003, between you and Abbott is hereby terminated.

If this letter accurately sets forth our understanding, please sign and return this letter.

Sincerely,

ABBOTT LABORATORIES

By:	/s/ Stephen R. Fussell
Stephen R. Fussell

ACCEPTED:

/s/ Jeffrey M. Leiden
Jeffrey M. Leiden, MD, PhD

Date:	3/16/06